Exhibit 10.14

June 23, 2008

Mr. Dave Sheehan

Re: Offer of Employment

Dear Dave:

Volcano Corporation is pleased to offer you the position of Executive Vice President.

The specifics of this offer are as follows:

START DATE: Monday, June 30, 2008.

LOCATION: This position will be based in our San Diego office.

REPORTING: You will report to Scott Huennekens, President & CEO.

SALARY: Your annualized salary will be $240,000 paid biweekly at the rate of $9230.77 per pay period, less payroll deductions and all required withholdings.

BENEFITS: You will be eligible to participate in the Volcano benefits program. See summary of benefits attached.

MANAGEMENT BONUS: You will be eligible to participate in the annual management bonus pool.

STOCK OPTIONS: Upon commencement of employment with the Company, you will be eligible to participate in the Volcano Corporation Stock Option Plan. Under this plan, we will recommend a stock option grant to purchase One-Hundred Seventy-Five (175,000) shares of common stock subject to approval by the Company’s Board of Directors and Stock Option Committee. Details on the stock grant, vesting schedule, option price and exercise of options will be contained in a stock option agreement that will be provided to you following the first meeting of the Stock Option Committee after your hire date. This stock option grant will be subject to the terms and conditions of the Company’s Stock Option Plan, and is intended as an incentive and as recognition for the important role that you are expected to play in the Company.

Volcano is an “at will” employer. Accordingly, both you and Volcano have the right to terminate your employment at any time for any reason, with or without cause, and with or without notice. This at-will employment relationship cannot be changed except in a writing signed by the CEO of the Company. Similarly, promotions, transfers, demotions, suspensions and employee discipline may be implemented by Volcano at any time for any reason, with or without cause, and with or without notice. Volcano may also change your position, duties, and work location, and may modify your compensation and benefits from time to time, in its sole discretion.

Should any dispute subsequently develop between you and the Company relating to your employment, any such dispute will be required to be submitted to binding arbitration with the American Arbitration Association (“AAA”) under the then existing Employment Arbitration Rules of the AAA.

Your employment is contingent on successfully passing a drug test, your completing our Employment Application and our confirming the background and employment history you have provided, and your

Offer Letter – Dave Sheehan

signing the attached Proprietary Information and Inventions Agreement, which prohibits unauthorized use or disclosure of Company proprietary information. As required by law, this offer is also subject to satisfactory proof of your right to work in the United States.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Volcano. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

We would like to have your decision regarding this offer by Friday, June 27, 2008.

We feel you have the ability to make valuable contributions to our team and look forward to a successful working relationship.

Dave, it is a pleasure extending this offer to you. We sincerely feel that Volcano Corporation can provide you with the opportunity to achieve rewarding results for both you and the Company, and we look forward to working with you. Please indicate your acceptance of this offer by signing the enclosed copy along with the Proprietary Information and Inventions Agreement and returning it to Connie Garrett in Human Resources.

Sincerely,	Acceptance:	Date:

/s/ Scott Huennekens	/s/ Dave Sheehan
Scott Huennekens	Dave Sheehan	6-24-08
President & CEO
Volcano Corporation

Attachments: Summary of Benefits and Proprietary Information and Inventions Agreement